Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Q Holdings, Inc.

We hereby consent to the reference to our firm under the caption of “Experts” and to the incorporation by reference in this Registration Statement on Form S-8 of Q Holdings, Inc. of our report, dated March 23, 2012, with respect to the consolidated financial statements of Q Holdings, Inc. and subsidiary as of December 31, 2011 and 2010, and for the years then ended, and for the period from inception of the development stage (March 28, 2002) through December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 10-K of Q Holdings, Inc.

/s/ Tanner LLC

Salt Lake City, Utah
September 27, 2012